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                                                                 EXHIBIT 99.2

To the Board of Directors of
Channell Commercial Corporation:

     I hereby agree to serve as a director of Channell Commercial Corporation, a Delaware corporation (the "Company"), commencing immediately following the closing of the initial public offering of the Company's common stock pursuant to the Company's Registration Statement on Form S-1 (File No. 333-3621), and I consent to the use of my name as a prospective director of the Company in such Registration Statement under the captions "Management" and "Principal and Selling Stockholders."


                                                 /s/ Edmund M. Kaufman
                                                -------------------------------
                                                Edmund M. Kaufman

                                                Dated:  June 25, 1996